Exhibit 10.2

EMPLOYMENT AGREEMENT

 This Employment Agreement ("Agreement") is between SunOpta Inc. (such entity together with all past, present, and future parents, divisions, operating companies, subsidiaries, and affiliates are referred to collectively herein as "Company") and Jennifer Caro ("Employee").

1. EMPLOYMENT

 This Agreement commences May 5, 2025 ("Effective Date") and shall continue in effect until terminated by (a) Employee upon two month's written notice to Company, or (b) Company immediately upon written notice to Employee.  Employment during the course of the Agreement shall be on an "at-will" basis, meaning that either party has the right to terminate the agreement for any reason, or for no reason, as stated herein. The Company also has the right to terminate the Agreement immediately for Cause (as defined in Section 7 below).

2. TITLE AND EXCLUSIVE SERVICES

(a) Title and Duties.  Employee's title is Senior Vice President of Sales, and Employee will perform job duties that are usual and customary for this position.

(b) Exclusive Services. Employee shall not be employed or render services elsewhere during the employment period; provided, however, that Employee may participate in professional, civic or charitable organizations so long as such participation is unpaid and does not interfere with the performance of Employee's duties or conflict with Employee's obligations hereunder.

3. COMPENSATION AND BENEFITS

(a) Base Salary.  Employee shall be paid an annualized salary of Three Hundred Fifty Thousand Dollars ($350,000.00) ("Base Salary"). The Base Salary shall be payable in accordance with the Company's regular payroll practices and pursuant to Company policy, which may be amended from time to time. Employee's performance and Base Salary will be reviewed from time to time and Company may adjust Employee's annual Base Salary in accordance with reasonable practices and Company policy.

(b) Short Term Incentive. Eligibility for the annual Short-Term Incentive is based upon a sixty percent (60%) target of Employee's Base Salary and is pursuant to the terms of the Short-Term Incentive Plan Document. Target percentages and plan terms are subject to change at the sole discretion of Company and its Board of Directors and are not a guarantee of compensation.

(c) Long Term Incentive. Employee is eligible for participation in the Long-Term Incentive Plan at a target of one hundred percent (100%) of Employee's Base Salary pursuant to the terms of the Long-Term Incentive Plan Document. Target percentages and plan terms are subject to change at the sole discretion of Company and its Board of Directors and are not a guarantee of compensation.

(d) Special Equity Grant. Within thirty (30) days of the Effective Date, Employee will be awarded a special one-time equity award of a number of restricted stock units (RSUs) determined by dividing $150,000 by the closing price of the Company's stock as reported on Nasdaq on the Effective Date. These RSUs will vest ratably (1/3) over a three-year period on each of the first three anniversaries of the grant date. All terms and conditions relating to these RSUs shall be in accordance with the Company's Amended 2013 Stock Incentive Plan.

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(e) Employment Benefit Plans.  Employee may participate in all employee welfare benefit plans in which other similarly situated employees may participate, according to the terms of applicable policies and as stated in the Company's Benefits Guide.

(f) Paid Time Off.  Employee shall be entitled to 200 hours (prorated for the first year based on the start date) of paid time-off in accordance with the Company's paid time-off policies, as in effect from time to time.

(g) Expenses. Company will reimburse Employee for business expenses consistent with past practices and pursuant to Company policy.

(h) Withholdings and Deductions.  Company will deduct or withhold from any payment made or benefit provided hereunder, including without limitation compensation specified in this Section 3, all federal, state and local taxes and other withholdings the Company is required or authorized by law to deduct or withhold therefrom or otherwise collect in connection with the wages and benefits provided in connection with the Employee's employment with the Company.

4. NONDISCLOSURE OF TRADE SECRETS AND OTHER CONFIDENTIAL INFORMATION

(a) For purposes of this Agreement, "Trade Secret" shall mean all forms and types of financial, business, scientific, technical, economic, or engineering information, including patterns, plans, compilations, program devices, formulae, designs, prototypes, methods, techniques, processes, procedures, programs, or codes, whether tangible or intangible, and whether or how stored, compiled, or memorialized physically, electronically, graphically, photographically, or in writing that (i) derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use; and (ii) Company has taken efforts or measures that are reasonable in the circumstances to keep or maintain the secrecy of such information.  Trade Secret as defined in this Paragraph is meant to be consistent with the definition of Trade Secret under the Minnesota Uniform Trade Secret Act ("MUTSA"), Minn. Stat. § 325C.01, and the Defend Trade Secrets Act of 2016 ("DTSA"), 18 U.S.C. § 1839.

(b) For purposes of this Agreement, "Confidential Information" is defined as the confidential and proprietary information of Company, including without limitation: Company's marketing plans, growth strategies, target lists, performance goals, operational and programming strategies, specialized training expertise, employee development, engineering information, sales information, client and customer lists, business and employment contracts, representation agreements, pricing and ratings information, production and cost data, compensation and fee information, strategic business plans, budgets, financial statements, technological initiatives, proprietary research or software purchased or developed by Company, content distribution, and other information Company treats as confidential or proprietary (collectively the "Confidential Information").  As used in this Agreement, Confidential Information need not constitute a Trade Secret as defined in this Agreement or within the meaning of MUTSA or DTSA, but Confidential Information shall also include, without limitation, all Trade Secrets.  Confidential Information shall also include information of third parties that was provided to Company subject to a confidentiality and/or nondisclosure agreement or which Company is otherwise obligated to treat as confidential or proprietary.

(c) During the term of Employee's employment by Company, Employee will have access to and become acquainted with various Trade Secrets and Confidential Information of Company, all of which are owned by Company and regularly used in the operation of Company's business.  All Trade Secrets and Confidential Information and all files, records, documents, drawings, specifications, equipment, computer files, computer records, computer programs, and similar items relating to the business of Company, whether they are prepared by Employee or come into Employee's possession in any other way and whether or not they contain or constitute Trade Secrets owned by Company, are and shall remain the exclusive property of Company and shall not be removed from the premises of Company in any form or medium, or reproduced or distributed in any manner, under any circumstances whatsoever without the prior written consent of Company.

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(d) Employee hereby promises, covenants, and agrees (i) to not use any Trade Secret, Confidential Information, or Intellectual Property (as used herein, "Intellectual Property" means rights that potentially exist under patent, copyright, trademark, or trade secrets law) for Employee's own use or for any purpose other than for providing services to Company; (ii) to not disclose any Trade Secret or Confidential Information to any person or entity except as approved in advance in writing by Company, which approval will be subject to Company's sole and absolute discretion; (iii) to use Employee's best efforts to protect the secrecy of and avoid disclosure or use of the Trade Secret or Confidential Information in order to prevent it from falling into the public domain or the possession of persons other than Employee, which efforts shall at a minimum include no less than a reasonable degree of care; (iv) to not sell, transfer, or in any manner disclose or give access to, the Trade Secret or Confidential Information, in whole or in part, to any third party without the prior written approval of Company, which approval will be subject to Company's sole and absolute discretion; (v) to notify Company in writing of any misuse or misappropriation of the Trade Secret, Confidential Information, or Intellectual Property which may come to Employee's attention; and (vi) not to use Company's Trade Secrets, Confidential Information, or Intellectual Property to willfully interfere with the relationship between Company and its employees, agents, representatives, or customers. The obligations in this Paragraph shall survive termination of Employee's employment with Company and continue for as long as such information qualifies as a Trade Secret.

(e) Employee acknowledges that such Trade Secrets and Confidential Information is proprietary and agrees not to disclose it to anyone outside Company. When employment ends, Employee will immediately return all Confidential Information to Company. Employee acknowledges and recognizes the highly competitive nature of the business of Company, the valuable Trade Secrets, Confidential Information, and Intellectual Property in such Employee's possession, and the customer goodwill associated with the ongoing business practice of Company.  Accordingly, while nothing in this Agreement is intended to restrain Employee from lawfully engaging in a lawful profession, trade, or business of any kind after termination of employment with Company, Employee acknowledges that Employee's obligations to return and to not use or disclose any Trade Secrets or Intellectual Property owned by Company is subject to independent legal rights and duties that are not dependent on any covenants in this Agreement and which shall survive termination of Employee's employment and continue for as long as such information qualifies as a Company Trade Secret, as defined by law, or until the expiration or extinguishment of Company's registered or common law rights with respect to Company copyrights, patents, and trademarks.

(f) In the event Employee is requested to disclose Trade Secrets or Confidential Information by subpoena, court order, or a lawful request or requirement of a federal or state regulatory or law enforcement agency, such disclosure shall not violate this Agreement; provided, however, that Employee shall promptly notify Company of the request or requirement prior to any disclosure so that Company may seek a protective order or take other appropriate action, and Employee shall cooperate with Company in its efforts to obtain a protective order or take such other actions, and provided, further, that if a protective order or other remedy is not obtained, Employee will disclose only that portion of the Trade Secrets or Confidential Information that is legally required to be disclosed and will make reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Trade Secrets or Confidential Information.

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(g) Pursuant to 18 U.S.C. § 1833(b), Employee shall not be held criminally or civilly liable under any federal or state trade secret law for disclosure of a trade secret that is made: in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or is made in a complaint or other document filed in a lawsuit or other proceeding if such filing is made under seal.

(h) The terms of this Section 4 with respect to Company trade secrets shall survive the expiration or termination of this Agreement for any reason.

5. DUTY OF LOYALTY DURING EMPLOYMENT AND NON-SOLICITATION RESTRICTIVE COVENANTS

(a) Duty of Loyalty. Employee owes Company an undivided duty of loyalty during the term of Employee's employment by Company.  During the term of Employee's employment by Company, to the extent that Employee has any business to transact on Employee's own account, similar to that entrusted to Employee by Company, Employee shall always give the preference to the business of Company.  Pursuant to this duty of loyalty during Employee's employment, Employee shall not, directly or indirectly, self-deal or divert any business opportunities, solicit any employees or customers of Company for or on behalf of any third party person or entity, or engage or participate in or give preference to any business that is in competition in any manner whatsoever with the business of Company, or otherwise violate Employee's duty of loyalty to Company.

(b) Non-Interference. To preserve Company's Trade Secrets, Confidential Information, goodwill and legitimate business interests, Employee agrees that Employee will not, directly or indirectly, whether for Employee's own account or for the account of any other individual, partnership, firm, corporation or other business organization (each a "Person") (other than Company) (i) (A) solicit in any capacity, encourage to terminate, or otherwise interfere with the relationship of, any individual who is, or was within the then-most recent twelve (12)-month period, employed by, or otherwise engaged to perform services for, Company, or (B) endeavor to entice away from Company any such individual; provided that general advertising not directed specifically at employees of Company shall not be deemed to violate this clause; or (ii) solicit in any capacity or encourage any Person who is, or was within the then-most recent twelve (12)-month period, a customer, vendor or supplier of Company, to terminate or reduce its relationship with Company.

(c) Non-Solicitation. To further preserve Company's Confidential Information, goodwill, specialized training expertise, and legitimate business interests, Employee agrees that Employee will not, directly or indirectly, whether for Employee own account or for the account of any other Person, use any Confidential Information to solicit or endeavor to entice away from Company any Person who is, or was within the then-most recent twelve (12)-month period, a customer or employee of Company. The non-interference and non-solicitation restrictive covenants in this Section shall apply during Employee's employment with Company and shall survive termination of Employee's for any reason (i) in the case of interference or solicitation by Employee through the use or disclosure of Trade Secrets, for as long as such information qualifies as a Trade Secret under MUTSA or DTSA; or (ii) in the case of interference or solicitation by Employee through the use or disclosure of non-Trade Secret Company Confidential Information, for (12) months after such employment ends.

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6. OWNERSHIP OF MATERIALS

(a) Ownership and Assignment. Employee agrees that all inventions, improvements, discoveries, designs, technology, and works of authorship (including but not limited to computer software) made, created, conceived, or reduced to practice by Employee, whether alone or in cooperation with others, during Employee's employment with Company (including any period of such employment before this Agreement), together with all patent, trademark, copyright, trade secret, and other intellectual property rights related to any of the foregoing throughout the world, are among other things works made for hire (the "Works") and at all times are owned exclusively by Company, and in any event, Employee hereby assigns all ownership in such rights to Company.  Employee understands that the Works may be modified or altered and expressly waives any rights of attribution or integrity or other rights in the nature of moral right (droit morale) for all uses of the Works. Employee agrees to provide written notification to Company of any Works covered by this Agreement, execute any documents, testify in any legal proceedings, and do all things necessary or desirable to secure Company's rights to the foregoing, including without limitation executing inventors' declarations and assignment forms, even if no longer employed by Company.  Employee agrees that Employee shall have no right to reproduce, distribute copies of, perform publicly, display publicly, or prepare derivative works based upon the Works.  Employee hereby irrevocably designates and appoints the Company as Employee's agent and attorney-in-fact, to act for and on Employee's behalf regarding obtaining and enforcing any intellectual property rights that were created by Employee during employment with Company and related to the performance of Employee's job.  Employee agrees not to incorporate any intellectual property created by Employee prior to Employee's employment with Company, or created by any third party, into any Company work product.  The assignment of Works under this Section 6 does not apply to an invention for which no equipment, supplies, facility, or trade secret information of Company was used and which invention was developed entirely on Employee's own time, so long as the invention does not: (i) relate directly to the business of the Company; (ii) relate to the Company's actual or demonstrably anticipated research or development, or (iii) result from any work performed by Employee for Company.

(b) Third Party Information.  Employee shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with Company any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party. Employee hereby indemnifies, holds harmless and agrees to defend Company and its officers, directors, partners, employees, agents and representatives from any breach of the foregoing covenant. Employee shall comply with all relevant policies and guidelines of Company in effect from time to time at the discretion of the Company, including regarding the protection of confidential information and intellectual property and potential conflicts of interest.

7. TERMINATION.

In the event Employee is terminated without Cause, the Company Severance Pay Plan will apply.  "Cause" shall mean (i) Employee's failure to perform materially Employee's duties with respect to Company or its affiliates, (ii) the commission of an act that constitutes a felony under the laws of the United States or any individual State or under the laws of a foreign country, (iii) the commission of an act of fraud, embezzlement, sexual harassment, dishonesty, theft, or an intentional act or an act of moral turpitude that results in a material loss, damage or injury to the Company; (iv) any act or omission by Employee that is the result of misconduct, gross negligence or any other conduct or behavior that is, or may reasonably be expected to be, materially detrimental to the financial condition, business or reputation of Company or its affiliates, or (v) any material breach or violation by Employee of Company's code of ethics and business conduct or such other material policies as may be adopted by Company from time to time. Notwithstanding the foregoing provisions of this Section 7, Company will not be obligated to make any payments to Employee as part of the Company Severance Pay Plan unless: Employee has signed a release of claims in favor of Company and its affiliates and related entities, and their directors, officers, insurers, employees and agents, in a form prescribed by Company; all applicable rescission periods provided by law for releases of claims shall have expired and Employee shall have signed and not rescinded the release of claims; and Employee is in strict compliance with the terms of this Agreement and any other agreements with Company as of the dates of such payments.

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8. NON-DISPARAGEMENT

During and at any time after Employee's employment with Company, Employee shall not, directly or indirectly, make any disparaging or negative comments or criticisms (whether of a professional or personal nature) regarding Company or Employee's relationship with Company or the termination of such relationship.

9. CONFLICTS OF INTEREST

Employee acknowledges familiarity with Company policies on conflicts of interest and warrants that Employee will fully comply with such policies.  Employee shall certify compliance with the conflicts of interest policy from time to time as requested by the Company. Employee shall notify Company immediately in writing if there is any attempt to induce Employee to violate the conflicts of interest policy.

10. INDEMNIFICATION

 Company shall defend and indemnify Employee for acts committed in the course and scope of employment.  Employee shall indemnify Company for claims of any type concerning Employee's conduct outside the scope of employment, or the breach by Employee of this Agreement.

11. DISPUTE RESOLUTION

(a) Arbitration.  This Agreement is governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq. and evidences a transaction involving commerce.  This Agreement applies to any dispute arising out of or related to Employee's employment with Company or termination of employment.  Nothing contained in this Agreement shall be construed to prevent or excuse Employee from using the Company's existing internal procedures for resolution of complaints, and this Agreement is not intended to be a substitute for the use of such procedures.  Except as it otherwise provides, this Agreement is intended to apply to the resolution of disputes that otherwise would be resolved in a court of law, and therefore this Agreement requires all such disputes to be resolved only by an arbitrator through a final and binding individual arbitration proceeding and not by way of court or jury trial or class action.  Such disputes include without limitation disputes arising out of or relating to interpretation or application of this Agreement, including the enforceability, revocability or validity of this Agreement or any portion of this Agreement.  This Agreement also applies, without limitation, to disputes regarding the employment relationship, trade secrets, unfair competition, compensation, breaks and rest periods, termination, or harassment and claims arising under the Uniform Trade Secrets Act, Civil Rights Act of 1964, Americans With Disabilities Act, Age Discrimination in Employment Act, Family Medical Leave Act, Fair Labor Standards Act, Employee Retirement Income Security Act, and state statutes, if any, addressing the same or similar subject matters, and all other state statutory and common law claims (excluding workers compensation, state disability insurance and unemployment insurance claims).  Claims may be brought before an administrative agency but only to the extent applicable law permits access to such an agency notwithstanding the existence of an agreement to arbitrate.  Such administrative claims include without limitation claims or charges brought before the Equal Employment Opportunity Commission (www.eeoc.gov), the U.S. Department of Labor (www.dol.gov), the National Labor Relations Board (www.nlrb.gov), the Office of Federal Contract Compliance Programs (www.dol.gov/esa/ofccp).  Nothing in this Agreement shall be deemed to preclude or excuse a party from bringing an administrative claim before any agency in order to fulfill the party's obligation to exhaust administrative remedies before making a claim in arbitration.  Disputes that may not be subject to pre-dispute arbitration agreement as provided by the Dodd-Frank Wall Street Reform and Consumer Protection Act (Public Law 111-203) are excluded from the coverage of this Agreement.

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(b) Injunctive Relief.  A party may apply to a court of competent jurisdiction for temporary or preliminary injunctive relief in connection with an arbitrable controversy, but only upon the ground that the award to which that party may be entitled may be rendered ineffectual without such provisional relief.

(c) This Section 11 is the full and complete agreement relating to the formal resolution of employment-related disputes.  In the event any portion of this Section 11 is deemed unenforceable, the remainder of this Agreement will be enforceable.

(d) This Section 11 shall survive the expiration or termination of this Agreement for any reason.

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12. MISCELLANEOUS

(a) Entire Agreement. This Agreement contains the entire agreement of the parties and supersedes any prior written or oral agreements or understandings between the parties.  No modification shall be valid unless in writing and signed by the parties, relating to the subject matter of this Agreement, unless otherwise noted herein. If any provision of this Agreement shall, for any reason, be held unenforceable, such unenforceability shall not affect the remaining provisions hereof, except as specifically noted in this Agreement, or the application of such provisions to other persons or circumstances, all of which shall be enforced to the greatest extent permitted by law.

(b) Reasonable Restrictions; Severability. Company and Employee agree that the restrictions contained in Sections 4, 5 and 6, are material terms of this Agreement, reasonable in scope and duration and are necessary to protect Company's Confidential Information, goodwill, specialized training expertise, and legitimate business interests.  If any restrictive covenant is held to be unenforceable because of the scope, duration or geographic area, the parties agree that the court or arbitrator may reduce the scope, duration, or geographic area, and in its reduced form, such provision shall be enforceable. Should Employee violate the provisions of Sections 4, 5 or 6, then in addition to all other remedies available to Company, the duration of these covenants shall be extended for the period of time when Employee began such violation until Employee permanently ceases such violation. Employee agrees that no bond will be required if an injunction is sought to enforce any of the covenants previously set forth herein.

(c) Headings. The headings in this Agreement are inserted for convenience of reference only and shall not control the meaning of any provision hereof.

(d) Governing Law and Jurisdiction. This Agreement shall be governed in all respects by the internal laws of the State of Minnesota without regard to conflict of law provisions.  Each of the Employee and the Company hereby consents to the personal jurisdiction of the state and federal courts located in Hennepin County, Minnesota for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.  Any arbitration proceeding arising from or relating to this Agreement shall take place in Hennepin County, Minnesota.

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Upon full execution by all parties, this Agreement shall be effective on the Effective Date in Section 1.

EMPLOYEE:

/s/ Jennifer Caro	Date: 4/18/2025
Jennifer Caro

COMPANY:

/s/ Brian Kocher	Date: 4/18/2025
Brian Kocher
Chief Executive Officer

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